UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-19961	98-1340767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3451 Plano Parkway Lewisville, Texas		75056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 937-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On July 31, 2018, Orthofix Medical Inc. (formerly Orthofix International N.V.) (the “Company”), through its subsidiaries Orthofix Holdings, Inc. (“Orthofix Holdings”), Victory Medical Limited (“Victory Medical”) and Orthofix International B.V. (“Orthofix B.V.”, and collectively with Orthofix Holdings and Victory Medical, the “Borrowers”), entered into a First Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and certain lender parties thereto.  The Restated Credit Agreement provides for a $125 million secured revolving credit facility maturing on August 31, 2020 (the “Facility”), and amends and restates the Credit Agreement, dated as of August 31, 2015 (as amended, the “Original Credit Agreement”), among Orthofix Holdings and Victory Medical, as borrowers, the Company and certain subsidiaries of the Company, as guarantors, JPMorgan, as Administrative Agent, and the lenders party thereto.  As of the date hereof, the Borrowers have not made any borrowings under the Restated Credit Agreement.

The Restated Credit Agreement is substantially the same as the Original Credit Agreement, except for certain amendments to, among other things, (i) effectuate the domestication of the Company from a Curaçao company to a Delaware corporation, (ii) limit the pledge by the Company and each domestic subsidiary of the Company of equity interests in their respective first tier foreign subsidiaries to 65% of the voting interests in such foreign subsidiaries, (iii) limit the guarantee and joint and several obligations of each subsidiary guarantor that is a foreign subsidiary so that such foreign subsidiary guarantors are only providing guarantees, or are jointly and severally obligated, for obligations of other foreign subsidiaries, and (iv) limit the secured obligations that are secured by collateral provided by subsidiary guarantors that are foreign subsidiaries to secured obligations of foreign subsidiaries.

Borrowings under the Restated Credit Agreement may be used for, among other things, working capital and other general corporate purposes of the Company and certain of its subsidiaries (including permitted acquisitions and permitted payments of dividends and other distributions).  The Facility is available in US Dollars with up to $50 million of the Facility available to be borrowed in Euros and Pounds Sterling (the “Agreed Currencies”).  The Facility further permits up to $50 million to be utilized for the issuance of letters of credit in the Agreed Currencies.  The Borrowers have the ability to increase the amount of the Facility, which increases may take the form of increases to the revolving credit commitments or the issuance of new term A loans, by an aggregate amount of up to $50 million upon satisfaction of certain conditions precedent and receipt of additional commitments by one or more existing or new lenders.

Borrowings under the Facility bear interest at a floating rate, which will be, at the Borrowers option, either LIBOR plus an applicable margin ranging from 1.75% to 2.5% or a base rate plus an applicable margin ranging from 0.75% to 1.5% (in each case subject to adjustment based on the Company’s total leverage ratio).  An unused fee ranging from 0.25% to 0.4% (subject to adjustment based on the Company’s total leverage ratio) is payable quarterly in arrears based on the daily amount of the undrawn portion of each lender’s revolving credit commitments under the Facility.  Fees are payable on outstanding letters of credit at a rate equal to the applicable margin for LIBOR loans, plus certain customary fees payable solely to the issuer of the letter of credit.

The Company and certain of its existing and future U.S., UK and Dutch domiciled subsidiaries (collectively, the “Guarantors”) are required to guarantee the repayment of the Borrowers’ obligations under the Restated Credit Agreement (subject to the limitations described above).  The obligations of the Borrowers and each of the Guarantors with respect to the Restated Credit Agreement are secured by a pledge of substantially all of the personal property assets of the Borrowers and each of the Guarantors, including accounts receivables, deposit accounts, intellectual property, investment property, inventory, equipment and equity interests in its subsidiaries.   The Restated Credit Agreement contains customary affirmative and negative covenants, including limitations on the Company’s and its subsidiaries ability to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions, pay subordinated indebtedness and enter into affiliate transactions.    In addition, the Restated Credit Agreement contains financial covenants requiring the Company on a consolidated basis to maintain, as of the last day of any fiscal quarter, a total leverage ratio of not more than 3.0 to 1.0 and an interest coverage ratio of at least 3.0 to 1.0.  The Restated Credit Agreement also includes events of default customary for facilities of this type and upon the occurrence of such events of default, subject to customary cure rights, all outstanding loans under the Facility may be accelerated and/or the lenders’ commitments terminated.

The Restated Credit Agreement contains customary representations, warranties and covenants of the Company, the Borrowers and the Guarantors.  These representations and warranties have been made solely for the benefit of the lenders and such representations and warranties should not be relied on by any other person, including investors.  In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the agreement, (ii) are subject to the materiality standards contained in the agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the agreement or such other date as is specified in the agreement.

The foregoing description does not constitute a complete summary of the terms of the Restated Credit Agreement and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On August 6, 2018, the “Company issued a press release announcing, among other things, its financial results for the fiscal quarter ended June 30, 2018. A copy of the press release is furnished herewith as Exhibit 99.1 and attached hereto.

The information furnished in this Item 2.02, including the exhibit furnished herewith as Exhibit 99.1, will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or into another filing under the Exchange Act, unless that filing expressly incorporates by reference this Item 2.02 of this report.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, the Company, through its subsidiary Orthofix AG, entered into an amended and restated employment contract with Davide Bianchi (the “Amended and Restated Employment Contract”).

Under the Amended and Restated Employment Contract, Mr. Bianchi’s employment relationship with the Company remains governed by Swiss law.  The Amended and Restated Employment Contract memorializes Mr. Bianchi’s current cash compensation levels, and provides that such levels may be adjusted in the future as determined by the Compensation Committee.  The agreement contains non-competition and non-solicitation covenants effective so long as Mr. Bianchi is an employee and, in the case of the non-solicitation provisions, for a period of twelve months after employment is terminated. The agreement also contains confidentiality and assignment of inventions provisions that last indefinitely. The parties also remain party to a non-competition agreement governing post-termination periods.

The term of the Amended and Restated Employment Contract will continue until the earlier of (1) termination by either party in accordance with the terms of the agreement or (2) automatically (a) at the end of the month in which the Mr. Bianchi reaches the age of 65 or (b) at the end of the day on which Mr. Bianchi receives an early retirement pension or a full pension for disability. Mr. Bianchi’s primary business office shall be his home residence in Switzerland, provided, however, that he shall also from time-to-time perform services from the Company’s offices in Lewisville, Texas and Verona, Italy, and from such other locations as are agreed by the Company and him.

The foregoing summary is qualified in its entirety by reference to the texts of the Amended and Restated Employment Contract, which is attached and filed herewith as Exhibits 10.2 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The press release furnished as Exhibit 99.1 also provides an update on the Company’s business outlook, that is intended to be within the safe harbor provided by the Private Securities Litigation Reform Act of 1995 (the “Act”) as comprising forward looking statements within the meaning of the Act.

The information furnished in this Item 7.01, including the exhibit furnished herewith as Exhibit 99.1, will not be treated as “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. This information will not be deemed incorporated by reference into any filing under the Securities Act, or into another filing under the Exchange Act, unless that filing expressly incorporates by reference this Item 7.01 of this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1

First Amended and Restated Credit Agreement, dated as of July 31, 2018, among Orthofix Holdings, Inc., Victory Medical Limited, Orthofix International B.V., Orthofix Medical Inc. and certain subsidiaries of Orthofix Medical Inc. as guarantors, the several banks and other financial institutions as may from time to time become parties thereunder as lenders, and JPMorgan Chase, N.A., as administrative agent.

10.2	Amended and Restated Employment Contract, dated July 31, 2018 between Orthofix AG and Davide Bianchi.

99.1	Press Release, dated August 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix Medical Inc.
By:	/s/ Kimberley A. Elting
Kimberley A. Elting Chief Legal and Administrative Officer

Date: August 6, 2018